Exhibit 21.1
List of Subsidiaries of the Registrant

MVP REIT II Operating Partnership, LP – Delaware
MVP REIT II Holdings, LLC – Delaware
MVP Cleveland West 9th, LLC
33740 Crown Colony, LLC
MVP San Jose 88 Garage, LLC
MCI 1372 Street, LLC
MVP Cincinnati Race Street Garage, LLC
MVP St. Louis Washington, LLC
MVP St. Paul Holiday Garage, LLC
MVP Louisville Station Broadway, LLC
White Front Garage Partners, LLC
Cleveland Lincoln Garage Owners, LLC
MVP Houston Jefferson Lot, LLC
MVP Houston San Jacinto Lot, LLC
MVP Detroit Center Garage, LLC
MVP St. Louis Broadway, LLC
MVP St. Louis 7th & Cerre, LLC